EXHIBIT 10.3

EXCLUSIVE CONSULTING AGREEMENT

This Exclusive Consulting Agreement (the "Agreement") is entered into as of June 24, 2005, between the following two parties:

PARTY A: TAIYUAN PUTAI BUSINESS CONSULTING CO., LTD.
LEGAL ADDRESS: 426 Xuefu Street, Taiyuan, Shanxi Province, China

PARTY B: SHANXI PUDA RESOURCES CO., LTD.
LEGAL ADDRESS: 426 Xuefu Street, Taiyuan, Shanxi Province, China

WHEREAS, Party A is a wholly foreign-owned enterprise registered in The People's Republic of China (the "PRC") under the laws of PRC and owns resources to provide business consulting services;

WHEREAS, Puda Investment Holding Limited (“Puda”), an International Business Company incorporated in the British Virgin Islands, owns all of the registered capital of Party A;

WHEREAS, Party B is a domestic company with exclusively domestic capital registered in the PRC and is engaged in the business of coal crushing, preparation and cleaning (“Business”);

WHEREAS, Zhao Ming and Zhao Yao together own all of the capital stock of Puda and all of the registered capital of Party B, and as such have common control over Puda and Party B;

WHEREAS, Party A has established a business relationship with Party B by entering into an Operating Agreement dated as of the same date hereof (“Operating Agreement”) and a Technology License Agreement dated as of the same date hereof (“License Agreement”);

WHEREAS, pursuant to the Operating Agreement and License Agreement between Party A and Party B, Party B shall pay Party A certain fees as set forth in the Operating Agreement and the License Agreement (“Other Fees”);

WHEREAS, Party B is an affiliated Chinese entity of Party A; and

WHEREAS, Party A desires to be the provider of business consulting and related services to Party B, and Party B hereby agrees to accept such business consulting and services;

NOW THEREFORE, the parties agree as follows:

1.    BUSINESS CONSULTING AND SERVICES; EXCLUSIVITY

1.1
During the term of this Agreement, Party A agrees to, as the exclusive business consulting services provider of Party B, provide the business consulting services to Party B (which consulting services are more specifically described in Appendix 1).

1.2
Party B hereby agrees to accept such business consulting services and Party A’s appointment as the exclusive business consulting services provider of Party B. Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such business consulting services for such above-mentioned business without the prior written consent of Party A.

1.3
Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the performance Party A’s services under this Agreement, including, but not limited to, any trade secrets, copyrights, patents, know-how, un-patented methods and processes and otherwise, whether developed by Party A or Party B based on Party A's services provided under this Agreement. Party A and Party B understand and agree that the terms and conditions of this Agreement are subject to the terms and restrictions of a Technology License Agreement between Party A and Party B dated as of the same date hereof, as may be amended from time to time.

2.    CONSULTING FEES

During the term of this Agreement, Party B shall pay to Party A a consulting fee (“Fee”) for the services provided by Party A under this Agreement equal to 30% of Party B’s cash flows from operating activities (“Operating Cash Flow”). The Fee shall be paid monthly by Party B to Party A within 10 days following the end of each month based on the Operating Cash Flow for such month as estimated by Party A and Party B in good faith (“Estimated Monthly Amount”). Within sixty (60) days after the end of each fiscal quarter, Party A and Party B shall make a final determination of the actual Operating Cash Flow for such quarter (“Final Quarterly Amount”) based on the financial statements of Party B, which have been reviewed or audited by the Parties’ registered certifying accountant for U.S. financial reporting purposes (“Accountant”). To the extent the Final Amount is greater than the Estimated Monthly Amounts for such quarter, the Fee shall be adjusted and Party B shall promptly remit to Party A the additional Fee due and owing. To the extent the Final Amount is less than the Estimated Monthly Amounts for such quarter, the Fee shall be adjusted and Party A shall promptly remit to Party B the amount by which the Fee was overpaid.

Notwithstanding anything to the contrary contained in this Agreement, for each fiscal year of Party B, (i) in the event that 30% of Party’s B Net Income (as defined below) for the fiscal year is less than the Fee for such fiscal year, the Fee shall be adjusted such that it shall be equal to 30% of Party B’s Net Income for such fiscal year, and (ii) in the event that 30% of Party B’s Net Income is greater than the Fee for such fiscal year, the Fee shall be increased such that it shall be equal to 30% of Party B’s Net Income for such fiscal year.

For the purposes of this Agreement, the determination and calculation of Operating Cash Flow and Net Income shall made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) as reflected on Party B’s U.S. GAAP financial statements, which have been reviewed or audited by the Accountant, before giving effect to the Fee paid or payable under this Agreement and the Other Fees paid or payable under the Operating Agreement and License Agreement. Any disputes with respect to the determination or calculation of the Fee, Net Income or Operating Cash Flow shall be resolved by the Accountant, and such determination shall be final.

3.     REPRESENTATIONS AND WARRANTIES

3.1    PARTY A HEREBY REPRESENTS AND WARRANTS AS FOLLOWS:

3.1.1	Party A is a wholly foreign owned enterprise duly registered and validly existing under the laws of the PRC and is authorized to engage in the business of consulting services.

3.1.2
Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.1.3
Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party A and is enforceable against it in accordance with its terms upon its execution.

3.2    PARTY B HEREBY REPRESENTS AND WARRANTS AS FOLLOWS:

3.2.1	Party B is a domestic company with exclusively domestic capital duly registered and validly existing under the laws of the PRC and is authorized to engage in the Business.

3.2.2
Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3
Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B and is enforceable against it in accordance with its terms upon its execution.

4.    CONFIDENTIALITY

4.1
Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A's confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from Party A (collectively the “Confidential Information"). Party B shall not disclose or transfer any Confidential Information to any third party without Party A's prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A's option, deliver any and all documents, information or software containing any of such Confidential Information to Party A or destroy it or delete all of such Confidential Information from any memory devices, and cease to use them.

4.2	Section 4.1 shall survive after any amendment, expiration or termination of this Agreement.

5.    INDEMNITY

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A resulting from the contents of the business consulting and services demanded by Party B under this Agreement.

6.    EFFECTIVE DATE AND TERM

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement.

6.2
This Agreement shall be automatically renewed for additional ten (10) year periods upon the expiration of the initial term hereof or any renewal term, unless this Agreement has been previously terminated as provided herein.

7.    TERMINATION

7.1	Early Termination

During the initial term of this Agreement or any renewal term, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty days’ prior written notice to Party B.

7.2	Survival.

Article 4 and 5 shall survive after the termination or expiration of this Agreement.

8.    SETTLEMENT OF DISPUTES

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly negotiation. In case no settlement can be reached through negotiation, except as provided in Article 2, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in English and shall take place in Hong Kong. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.    FORCE MAJEURE

9.1
Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2
In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.    NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A: Taiyuan Putai Business Consulting Co., Ltd.

426 Xuefu Street, Taiyuan, Shanxi Province, China

Party B: Shanxi Puda Resources Co., Ltd.

426 Xuefu Street, Taiyuan, Shanxi Province, China

11.    NO ASSIGNMENT OR SUBLICENSE BY THE LICENSEE

Party A and Party B may not assign their rights or obligations under this Agreement to any third party without the prior written consent of the other party.

12.    SEVERABILITY

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

13.    AMENDMENT AND SUPPLEMENT

Any amendment and supplement of this Agreement shall come into force only after a written agreement in the English language is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the PRC laws.

15.    LANGUAGE

This Agreement is executed in English only, and the executed English language Agreement shall prevail in all cases. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement, and by facsimile or electronic signature.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

PARTY A: TAIYUAN PUTAI BUSINESS CONSULTING CO., LTD

By:   /s/ Zhao Ming

Zhao Ming, Chairman and CEO

PARTY B: SHANXI PUDA RESOURCES CO., LTD.

By:   /s/ Zhao Ming

Zhao Ming, Chairman and CEO

APPENDIX 1: DESCRIPTION OF BUSINESS CONSULTING AND SERVICES

1.	providing business consulting on the Business of Party B;

2.	providing business consulting on management, marketing, and business planning of Party B;

3.	training of managerial personnel of Party B; and

4.	providing other business consultation and services that Party B may reasonably request.